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                                                                  EXHIBIT 5.1

October 21, 1996

Telechips Corporation
6880 S. McCarran Boulevard
Reno, NV  89509

Gentlemen:

You have requested our opinion as counsel for Telechips Corporation, a Nevada corporation (the "Company"), in connection with the registration under the Securities Act of 1933, as amended (the "Act"), and the Rules and Regulations promulgated thereunder, and the public offering by the Company of 1,800,880 shares of Common Stock, par value $0.01 per share (the "Shares"), of the Company of which 778,426 shares are underlying Common Stock Purchase Warrants and of which 50,000 shares are underlying Common Stock Purchase Options pursuant to a Registration Statement on Form S-3 (the "Registration Statement").

This opinion is rendered pursuant to Item 601(b)(5)(i) of Regulation S-B promulgated under the Act.

For purposes of this opinion, we have examined the Registration Statement filed with the Securities and Exchange Commission on the date hereof, including the prospectus which is a part thereof (the "Prospectus") and the exhibits thereto. We have also been furnished with and have examined originals or copies, certified or otherwise identified to our satisfaction, of all such records of the Company, agreements and other instruments, certificates of officers and representatives of the Company, certificates of public officials and other documents as we have deemed it necessary to require as a basis for the opinions hereafter expressed. As to questions of fact material to such opinions, we have, where relevant facts were not independently established, relied upon certificates by principal officers of the Company. We have made such further legal and factual examination and investigation as we deem necessary for purposes of rendering the following opinions.

In our examination we have assumed the genuineness of all signatures, the legal capacity of natural persons, the correctness of facts set forth in certificates, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certificated or photostatic copies,

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Telechips Corporation
October 21, 1996
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and the authenticity of the originals of such copies.  We have also assumed that such documents have each been duly authorized, properly executed and delivered by each of the parties thereto other than the Company.

We are members of the bar of the State of California. Our opinions below are limited to the laws of the State of California and the federal law of the United States. With respect to issues relating to Nevada State law, we have relied upon an opinion from Nevada Counsel.

Based on the foregoing, it is our opinion that all of the Shares, when sold in the manner described in the final Prospectus will be legally issued, fully paid and nonassessable.

We consent to the filing of this opinion as an exhibit to the Registration Statement and consent to the use of our name under the caption "Legal Matters" in the Prospectus.


Very truly yours,


/s/ GRAHAM & JAMES LLP
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    GRAHAM & JAMES LLP